Kaman Corporation Bloomfield, CT 06002 (860) 243-7100	NEWS

KAMAN ANNOUNCES AGREEMENT TO SELL MUSIC SEGMENT

BLOOMFIELD, Connecticut (October 29, 2007) - (NASDAQ-GM:KAMN) Kaman Corporation announced today that it has entered into a definitive agreement to sell its wholly owned subsidiary, Kaman Music Corporation (KMC), to Fender Musical Instruments Corporation (FMIC) of Scottsdale, Arizona for approximately $117 million in cash, subject to specified post closing purchase price adjustments. The stock purchase agreement, which contains customary representations and warranties and covenants, has been approved by the Kaman Board of Directors. Closing is targeted to occur prior to January 1, 2008, subject to the satisfaction of customary closing conditions, including termination or expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

KMC, which comprises the company’s entire Music segment, owns Ovation Guitars, LP and Toca hand percussion products, Gibraltar Hardware, Genz Benz Amplification, Hamer Guitars, and is the exclusive U.S. sales representative for Sabian Cymbals, and exclusive worldwide distributor of Takamine Guitars and Gretsch Drums. Privately held FMIC is the world’s leading electric guitar manufacturer. In addition to owning the world-renowned Fender brand name, FMIC also owns Guild guitars, Charvel Guitars, Jackson Guitars, SWR Bass Amplification, Tacoma Guitars, EVH products, and is the exclusive worldwide distributor of Gretsch Guitars.

Kaman Chairman and CEO, Paul Kuhn, stated, “We have invested in KMC over the years to build our leadership position in the industry and KMC has been a positive contributor to the overall success of Kaman Corporation. However, our longer-term growth strategy has evolved to a focus on the aerospace and industrial distribution segments, which has meant finding a new home for KMC. We are very pleased to have attracted a strategic buyer of Fender’s stature, and we are confident that KMC will have a bright future under Fender’s leadership.”

“We are delighted to welcome the Kaman Music Corporation into the Fender Family,” said Bill Mendello, Chairman and Chief Executive Officer of Fender Musical Instruments Corp. “KMC is one of the most respected companies in the musical instrument industry. We have very similar cultures that have been developed over many years. The distribution expertise that Kaman Music brings to the music marketplace will complement and strengthen FMIC’s growing operational excellence and ultimately offer dealers and consumers a better way to access a wider variety of high-quality music products and accessories.”

Edward Miller, President of Kaman Music Corporation added, “There is great synergy between Kaman Music and Fender, both of which are deeply rooted in the long history and colorful culture of popular music. The acquisition of Kaman Music by Fender forms the most dynamic partnership of manufacturing and distribution expertise in the music industry.”

Kaman was advised by Lazard and the law firm, Skadden, Arps, Slate, Meagher & Flom, LLP. Fender was advised by the law firm, Sullivan & Cromwell LLP.

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Contact:
Russell H. Jones
SVP, Chief Investment Officer & Treasurer
(860) 243-6307
russell.jones@kaman.com